Exhibit 5.1

July 14, 2008

Great Plains Energy Incorporated

1201 Walnut Street

Kansas City, MO  64106

Re:	Great Plains Energy Incorporated (the “Company”)
Registration Statement on Form S-8

Ladies and Gentlemen:

I have acted as counsel to the Company in connection with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the registration of 470,690 shares (the “Shares”) of Company common stock, no par value, that may be issued under (i) the Aquila, Inc. 2001 Omnibus Incentive Compensation Plan (the “2001 Plan”); (ii) the Aquila, Inc. 2002 Omnibus Incentive Compensation Plan (the “2002 Plan”); (iii) the UtiliCorp United Inc. Amended and Restated 1986 Stock Incentive Plan (the “1986 Plan”); and (iv) the UtiliCorp United Inc. Employee Stock Option Plan As Amended (the “Stock Option Plan” and, together with the 2001 Plan, the 2002 Plan and the 1986 Plan, the “Plans”).  The Plans will be assumed by the Company pursuant to the Agreement and Plan of Merger dated as of February 6, 2007 (the “Merger Agreement”), among the Company, Aquila, Inc., a Delaware corporation (“Aquila”), Gregory Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of the Company (“Merger Sub”), and Black Hills Corporation, a South Dakota corporation.

I am familiar with the Articles of Incorporation and the By-laws of the Company and the resolutions of the Board of Directors of the Company relating to the Plans and the Registration Statement.  I have examined originals, or copies of originals certified or otherwise identified to my satisfaction, of such records of the Company and other corporate documents, have examined such questions of law and have satisfied myself as to such matters of fact as I have considered relevant and necessary as a basis for the opinion set forth herein.  I have assumed the authenticity of all documents submitted to me as originals, the genuineness of all signatures, the legal capacity of all natural persons other than the officers or directors of the Company and the conformity with the original documents of any copies thereof submitted to me for my examination.

Based upon the foregoing, I am of the opinion that each Share will be legally issued, fully paid and non-assessable when such Share has been duly issued in accordance with the provisions of each of the Plans.

I am licensed to practice law in the State of Missouri and the foregoing opinions are limited to the laws of the State of Missouri.  I assume no obligations to update the information in this opinion letter following the Registration Statement’s date of effectiveness.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this opinion in the Prospectus contained in the Registration Statement.

Yours truly,

/s/ Mark G. English
Mark G. English
General Counsel and
Assistant Corporate Secretary